10. Shareholder Meeting Results:
   The Funds annual meeting of
shareholders was held on June 30,
2008. Of the 61,184,134 common
shares outstanding, the following
shares were voted at the meeting:



For

Withheld

Against

Abstain
1. Election of Class I Trustees:







 Nicholas Dalmaso

51,434,868

4,330,700
-
-
   Michael Larson

51,519,682

4,245,886
-
-




















2. Shareholder Proposal to merge
 Western Asset Claymore Inflation
   Linked Opportunities & Income Fund
 (WIW) into the Western Asset Inflation
 Indexed Plus Bond Portfolio (WAIIX),
 an open end Fund.

8,737,503


-

20,936,269

490,024